Exhibit 10.28
Ms. Tina Mendoza
6385 Flanders Drive, St. 100
San Diego, CA 92121
Re: Employment Terms
Dear Tina,
As you are aware. Planet Technologies, Inc. (the “Company”) is in the process of acquiring Allergy Control Products, Inc. (“ACP”), located in Ridgefield, CT. After the close, ACP will continue operations as a wholly-owned subsidiary of the Company. Prior to December 31,2005. the Company plans to relocate all operations related to the Allergy-Free business, including inbound and outbound sales, to ACP’s Ridgefield, CT facility.
The Company is pleased to offer you the position of Sales Director, Outbound Call Center. pursuant to the terms of this letter agreement (“Agreement”). This offer will expire October 1, 2005. This Agreement is made and entered into as of the last day either party executes the Agreement (the “Effective Date”). You and the Company agree as follows:
1. Duties
You will be expected to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, including those duties normally associated with the position of Sales Director, Outbound Call Center, including, but not limited to, sales representative recruiting, sales training, sales scripting, sales analysis, and day-to-day management of sales floor operations.
You will work at the facility located in San Diego, California until October 1, 2005, at which time you will relocate and work at the ACP facility located in Ridgefield, CT. Upon the move to Ridgefield, CT you will report to the President of Allergy Control Products, Ed Steube, unless otherwise assigned by the Company.
2. Base Salary, Benefits and Term
Your base salary will remain $62,000 per annum, less payroll deductions and all required withholdings payable semi-monthly; You will be eligible for the Company’s standard benefits. The benefits- will include Medical and Dental Insurance (unless waived), and 401(k). retirement program. The Company may modify benefits from time to time, as it deems necessary.
The term of this Agreement shall be for twelve months commencing on October 1, 2005 and ending September 29, 2006, unless otherwise terminated by either party. In addition to your base salary, you will receive the following benefits during the term of the Agreement:
•	Company will provide for your housing in Ridgefield, CT in the form of direct rental payments, not to exceed $2,250 per month, for a mutually agreed upon one-bedroom, furnished apartment within reasonable distance of the ACP facility.

•	Company will provide for the shipping of one vehicle, not to exceed $1,500, by a mutually agreed upon third-party from San Diego,CA to Ridgefield, CT by October 1, 2005, and provide for shipment back to San Diego, CA at the end of the term.

•	Company will reimburse you for up to two (2) round-trip coach airline tickets per month,

not to exceed $500 per ticket without prior approval by Mr. Steube, for travel between Ridgefield, CT and San Diego, CA, or other domestic destination mutually agreed upon with Mr. Steube.
3. Stock Options
The Board has granted you a stock option under the terms of the Company’s 2000 Equity Incentive Plan (the “Plan”) to purchase 10,000 shares of the Company’s Common Stock (the “Option”) at the time of the close of the ACP transaction. To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant. The Option will be subject to vesting over four (4) years so long as you provide continuous service to the Company in accordance with the Plan, according to the following schedule: 1/4 of the shares subject to the Option will vest upon your 12 month anniversary and 1/48th of the shares subject to the Option will vest at the end of each monthly period thereafter for a period of three (3) years.
4. Bonus
As a bonus for your relocation to, and continued full-time service in, Ridgefield, CT, the Board has approved an acceleration clause in your options, as well as one-time cash bonuses to be paid as follows:
a.)	Upon completion of 6 months of service at the Ridgefield, CT location, 50% of the shares in your option will become fully vested and you will be paid a one-time cash bonus of $25,000.

b.)	Upon completion of 12 months of service at the Ridgefield, CT location, the remaining shares in the option will become vested, and you will be paid an additional one-time cash bonus of $25,000.
5. Loyal and Conscientious Performance; Noncompetition.
During your employment by the Company, you shall devote your fall business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement; provided that, you shall not be precluded from engaging in civic, charitable or religious activities which do not present any conflict of interest with the Company or affect your performance of duties for the Company.
Except with the prior written consent of the Board, you will not, during the term of your employment, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company.
During the term of this Agreement, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.
6. Termination
If, for any reason, the anticipated transaction between the Company and ACP is not closed by September 30, 2005, then this Agreement will terminate as of that date, unless both parties agree in writing to a modified agreement.
The Company may terminate your employment at any time and for any or no reason, with or without Cause or advance notice by giving written notice of such termination, subject to the provisions stated herein. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason, with 30-day written notice to Mr. Steube. The “at will” nature of your employment relationship may not be modified except by a written agreement signed by the CEO/ President of the Company.
7. Proprietary Information and Inventions Agreement
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.
You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
Finally, you agree not to disclose any payroll related confidential information to third parties during the course of your employment and for a period of 5 years following separation from the Company.
8. Entire Agreement
This Agreement, together with the stock documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.
9. Governing Law
This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

10. Successors and Assigns. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its successors, and its assigns. The term “Company” as used herein shall include such successors and assigns to the extent applicable.
As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
Please sign and date this Agreement, and return it to me as soon as possible, if you wish to accept employment with the Company under the terms described above.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
PLANET TECHNOLOGIES, INC.
Bret E. Megargel
Vice President, Marketing
Accepted:
TINA MENDOZA